Exhibit 10.1
MEDWAVE, INC.
2007 RETENTION PROGRAM
Introduction
     This Program Description sets forth the terms of the Medwave, Inc. 2007 Retention Program (this “Program”). The purpose of this Program is to provide a special incentive for selected employees to remain part of the Medwave team during this period of transition. This Program provides participating employees the assurance that they will be entitled to receive a payment equal to their Retention Bonus if they remain employed with the Company until a Change of Control/Liquidation Event or are otherwise involuntarily terminated for any reason other than for Cause on or prior to December 31, 2007. Capitalized terms that are not defined have the meanings ascribed to them below in the “Defined Terms” section.
Eligibility
     To be eligible for a Retention Bonus, an employee must:
•	receive a Participation Notice;

•	remain employed by the Company until any Change of Control/Liquidation Event or until his or her earlier involuntarily termination by the Company for any reason other than for Cause; and

•	keep the amount of his or her Retention Bonus completely confidential.
     To receive his or her Retention Bonus, a Participant must sign and deliver, and thereafter not revoke, a General Release in favor of the Company. A “General Release” is a written agreement proposed by the Company that includes, among other terms, an effective release of legal claims. To agree to a General Release, a Participant must sign and return the General Release in a timely manner. A Participant may revoke his or her General Release during the fifteen (15) days after delivery. If the Participant exercises that right, the Participant will not be considered to have agreed to the General Release and will, therefore, be ineligible to receive his or her Retention Bonus. One sample form of a General Release is attached to this Program for illustrative purposes. The Company reserves the right to require a Participant to sign a different form of General Release as a condition of eligibility for any payment under this Program.
Payment Timing and Amount
     The Retention Bonus amount will be set forth in each Participant’s Participation Notice. Retention Bonus payments are subject to tax-related deductions and withholdings. The Company shall pay any Retention Bonus to which a Participant is entitled within two weeks after the expiration of the fifteen (15) days period during which his or her General Release may be revoked, provided that the Participant continues to comply with the confidentiality obligations under this Program.

Modifications
     The Company reserves the right to modify or replace this Program. Any modification or replacement of this Program shall not reduce amounts that an employee would have been entitled to receive if this Program had remained in effect. However, payments made under any replacement for this Program shall be treated as payments made pursuant to this Program.
Program Administration
     The Company has the exclusive right to interpret and administer this Program. Any reasonable decisions by the Company in interpreting and administering this Program shall be conclusive and binding on employees and the Company.
Program Termination
     This Program will terminate, and no Participant will be entitled to a Retention Bonus under this Program, if a Change of Control/Liquidation Event has not occurred on or prior to December 31, 2007.
Defined Terms
     In addition to the terms defined elsewhere in this Program, the following terms are used in the manner defined below. Further, terms that are defined in this Program have the same meanings when used in the Participation Notice.
     “Cause” means any reason for termination of employment other than the elimination of a position. Cause includes, without limitation, the Company’s dissatisfaction with an employee’s job performance or the Company’s determination that an employee has engaged in misconduct. The Company’s determination of the reason for termination of any Participant’s employment shall be conclusive and binding upon such Participant.
     “Change of Control/Liquidation Event” shall mean, regardless of form thereof, consummation of (i) the dissolution, liquidation or winding-up of the Company, (ii) the sale of all or substantially all of the assets of the Company to an unrelated person or entity, (iii) a merger, reorganization or consolidation in which the outstanding shares of the Company’s capital stock are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, (iv) the sale of all or a majority of the outstanding capital stock of the Company to an unrelated person or entity or (v) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of the transaction; provided, however, that the consummation of a public or private financing transaction in which shares of the Company’s capital stock are sold so that the Company may continue its ongoing operations shall in no event be deemed a Change of Control/Liquidation Event.
     “Medwave” or the “Company” means Medwave, Inc., a Delaware corporation.
     “Participant” means an employee who receives a Participation Notice.
     “Participation Notice” means a letter signed by the Company’s Chief Executive Officer offering the employee the opportunity to participate in this Program
     “Retention Bonus” refers to the payment to be made to an eligible employee under this Program.
Effective Date: April 17, 2007

GENERAL RELEASE
Offer of Retention Bonus
Subject to my eligibility for a “Retention Bonus” pursuant to the Medwave, Inc. 2007 Retention Program (the “Plan”), including my agreement to a release of legal claims, Medwave, Inc. (“Medwave”) has offered to pay me a lump sum Retention Bonus pursuant to the Plan of $___ less tax-related deductions and withholdings (the “Bonus”). This General Release is the release of legal claims referred to in the Plan. I understand that the Bonus will be paid no later than two weeks after this General Release becomes effective.
Release and Related Terms
I accept Medwave’s “Offer of Retention Bonus” as set forth above and therefore agree to and acknowledge the following:
1. I acknowledge that Medwave has paid me all salary, wages and unused vacation pay accrued to me based on my employment to and including the date of termination of my employment (the “Termination Date”).
2. I release and discharge Medwave, its successors and assigns, its affiliates, all other entities related to Medwave, and the current and former directors, officers, employees, and agents of each of them (any and all of which are referred to below as the “Company”) of and from all debts, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, and any and all claims, demands, and liabilities whatsoever of every name and nature, known or unknown (all referred to below as “claims”) that I have, claim to have, ever had, or ever claimed to have had against the Company. The claims that I release include, without implication of limitation, all claims relating to my employment with Medwave or the termination of my employment with Medwave; all claims of alleged wrongful or bad faith termination of employment; all claims of any form of alleged unlawful employment discrimination, including all claims based upon the Age Discrimination Employment Act, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., or the Minnesota Human Rights Act, Minn. Stat. Ch. 363A; all claims of breach of either express or implied contract; all claims that the Company engaged in any tortious conduct; all claims for salary, wages, vacation pay, separation pay, expense reimbursement, or any other form of compensation; all claims for attorney’s fees; and all claims for reinstatement of employment with Medwave. Except to the extent specifically provided above, I am not releasing my rights, if any, to vested benefits as a terminated employee under the terms of any employee benefit plan (as defined by the Employee Retirement Income Security Act) maintained by Medwave, including without limitation Medwave’s SARSEP plan, nor am I releasing my rights under this Agreement.
3. I acknowledge that I have been advised to consult with an attorney before signing this General Release. I further understand that I may consider this General Release for up to twenty-one (21) days before deciding whether to sign it. If I signed this General Release before the expiration of that twenty-one (21) day period, I acknowledge that such decision was entirely voluntary. I understand that if I do not sign and return this General Release to the President of Medwave by the end of that twenty-one (21) day period, the Offer of Retention Bonus described above will expire. I understand that for the period of fifteen (15) days after I execute this General Release (the “Rescission Period”), I have the right to revoke it by a written notice to be hand delivered or mailed within the Rescission Period to the President of Medwave at the following address: 4382 Round Lake Road West, Arden Hills, MN 55112. If mailed, such written notice of rescission must be (a) postmarked within the Rescission Period, (b) properly addressed to the attention of the President of Medwave at the address specified in the preceding sentence, and (c) sent by certified mail, return receipt requested. If delivered by hand, the written notice of rescission must be delivered to the above address, to the attention of President of Medwave, within the Rescission Period. This General Release shall not become effective until the day after the Rescission Period expires. Accordingly, I understand that the Bonus shall not be paid until at least sixteen (16) days after the date it is executed by me, and that Medwave is not obligated to pay the Bonus until two weeks after this General Release becomes effective. I further represent and agree that I have carefully read and fully understand all of the provisions of this General Release and that I am voluntarily agreeing to those provisions. I acknowledge that I have not been induced to sign this General Release by any representations of Medwave other than the “Offer of Retention Bonus” as stated above.
4. I acknowledge that nothing in this General Release affects my obligations under any existing confidentiality agreement, non-competition agreement or non-solicitation agreement with Medwave or any loan or other payment obligations, if any, that I have to Medwave.
I HAVE READ THIS GENERAL RELEASE THOROUGHLY, UNDERSTAND ITS TERMS AND HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY. I UNDERSTAND THAT THIS GENERAL RELEASE IS A LEGAL DOCUMENT.

[Employee Name]	Date

Signed before me this ___ day of __________, 200 .

Notary Public